As filed with the U.S. Securities and Exchange Commission on October 10, 2025.

Registration No. 333-290680

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	3690	92-3550089
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2685 S. Melrose Drive,

Vista, California 92081

Telephone: (877) 505-3589

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Krishna Vanka

Chief Executive Officer

c/o Flux Power Holdings, Inc.

2685 S. Melrose Drive,

Vista, California 92081

Telephone: (877) 505-3589

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Gunderson Traci A. Biedermann Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 3570 Carmel Mountain Road Suite 200 San Diego, CA 92130 (858) 436-8000	Brian H. Schusterman McDonald Carano LLP 100 W. Liberty Street, Tenth Floor, Reno, NV 89501 (775) 788-2000	Jonathan Zimmerman Jeffrey A. Sherman Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center, 90 South Seventh Street Minneapolis, MN 55402 (612) 776-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

If the Securities and Exchange Commission resumes full operation before the Registration Statement becomes effective, we may file an amendment to this Registration Statement requesting a delay or change in the effectiveness of the Registration Statement.

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-290680) of Flux Power Holdings, Inc. (the “Registration Statement”) is being filed solely for the purpose of including language provided by Rule 473(b) of the Securities Act of 1933 for the automatic effectiveness of the Registration Statement 20 days following the filing of Amendment No. 1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by us. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$1,905.78
FINRA filing fee	$2,570
Accounting fees and expenses	$70,000
Legal fees and expenses	$455,000
Transfer agent’s and registrar’s fees and expenses	$25,500
Printing and engraving expenses	$46,500
Miscellaneous fees	$25,000
Total	$626,475.78

Item 14. Indemnification of Directors and Officers.

We are a corporation organized under the laws of the State of Nevada. Section 78.138 of the Nevada Revised Statutes (NRS) provides that, unless the corporation’s articles of incorporation or an amendment thereto provide otherwise, a director or officer will not be individually liable to the corporation or its stockholders or creditor for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless (i) the presumption that the director and officer acted in good faith, on an information basis and with a review to the interest of the corporation, is rebutted, and (ii) it is proven that the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a corporation to indemnify its directors and officers against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer who has been successful on the merits or otherwise in defense of any action or suit. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreements, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreements.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

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Charter Provisions

Article XI of our Second Amended and Restated Articles of Incorporation (“Articles”) provides that the Company shall indemnify any person who incurs expenses by reason of the fact that he or she is or was an officer, director, employee or agent of the Company and that this indemnification shall be mandatory on all circumstances in which indemnification is permitted by law. Article XII of our Articles provide that the Company shall indemnify its directors and officers from personal liability for lawful acts of the Company has permitted by law. The foregoing provisions shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes; or (iv) any transaction from which the director derived an improper personal benefit.

Article VII of our Amended and Restated Bylaws (“Bylaws”) provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action to proceeding, have no reasonable cause to believe their conduct was unlawful. To the extent that our directors and officers have been successful on the merits of otherwise in defense of any action, suit, or proceeding, the Company shall indemnify them against expenses, including attorneys’ fees, actually and reasonably incurred. Any other indemnification, unless ordered by a court, shall be made by the Company only in the specific case on a determination that the indemnification has met the applicable standard or conduct set forth in the Bylaws. The determination shall be made by disinterested directors, stockholders, or independent legal counsel. Our Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751 of the NRS).

Indemnification Agreements

The Company has entered into Indemnification Agreements with all of the Company’s directors. Under the Indemnification Agreement, the Company agrees to indemnify the director against any and all expenses incurred if the director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

The Company also maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification or advancement is sought. We are not aware of any threatened litigation that may result in claims for advancement or indemnification.

Limitations of Liability and Indemnification Matters

The limitation of liability and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

The form of Underwriting Agreement, filed as Exhibit 1.1 to this Registration Statement, provides for indemnification of directors and officers of the Registrant by the underwriter against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

On September 15, 2025, the Company issued prefunded warrants to purchase 258,144 shares of its Common Stock and warrants to purchase 1,214,769 shares of its Common Stock at a purchase price equal to $19.369 per warrant for gross proceeds of approximately $5.0 million. The Purchase Price was paid in cash or, in lieu of cash, cancellation of certain existing debt by the Company. Each prefunded warrant entitled the holder to purchase one share of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), for $0.001 per share and is immediately exercisable. Purchasers of prefunded warrants were also issued an additional five (5) year warrant to purchase a number of shares of the Company’s Common Stock equal to fifty percent (50%) of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. Each common warrant has an initial exercise price of $1.715 and is immediately exercisable. The prefunded warrants and warrants were offered to a small select group of accredited investors, as defined in Rule 501 of Regulation D, all of whom had a substantial pre-existing relationship with the Company. Certain affiliates of the Company participated in the offering, among which included Krishna Vanka, the Company’s Chief Executive Officer and director, Kevin Royal, the Company’s Chief Financial Officer, Jeffrey Mason, the Company’s Chief Operating Officer, Dale Robinette, a director of the Company, Michael Johnson, a director of the Company, and Cleveland Capital, L.P. (“Cleveland”). The issuance of the prefunded warrants and the warrants was made in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder, as the private placement was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investor in connection with the private placement.

On November 2, 2023, the Company issued warrants to purchase 41,196 shares of its Common Stock to Cleveland (the “Lender”) on November 2, 2023, as consideration for the Lender’s commitment under a $2,000,000 line of credit provided pursuant to a Credit Facility Agreement. The warrants are immediately exercisable, have an exercise price of $3.24 per share, and will expire five years from the date of issuance. The warrants are subject to adjustment in the event of stock dividends, stock splits, combinations, or reclassifications of the Company’s Common Stock, and include provisions entitling the holder to receive alternative consideration in connection with certain corporate events defined as Triggering Events. The issuance of the warrants was made in reliance on the exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D, as the transaction did not involve a public offering and the Lender is an accredited investor.

On July 20, 2023, the Company issued 16,022 restricted shares of Common Stock to a warrant holder pursuant to a cashless exercise of the Amended and Restated Warrant Certificate, dated July 3, 2019, and as amended on July 24, 2020, in reliance upon the exemption therefrom afforded by Section 4(a)(2) of the Act and by Rule 506 of Regulation D promulgated thereunder. The cashless exercise was based on an exercise price of $4.00 per share of Common Stock and the Company received no cash from the exercise.

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Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
2.1	Securities Exchange Agreement dated May 18, 2012. Incorporated by reference to Exhibit 2.1 on Form 8-K filed with the SEC on May 24, 2012.

2.2	Amendment No. 1 to the Securities Exchange Agreement dated June 13, 2012. Incorporated by reference to Exhibit 2.2 on Form 8-K filed with the SEC on June 18, 2012.
3.1	Second Amended and Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 on Form 8-K filed with the SEC on September 15, 2025.
3.2	Amended and Restated Bylaws of Flux Power Holdings, Inc. Incorporated by reference to Exhibit 3.1 on Form 8-K filed with the SEC on May 31, 2012.
4.1	Form of Warrant. Incorporated by reference to Exhibit 4.1 on Form 8-K filed with the SEC on September 23, 2021.
4.2	Form of Warrant Certificate. Incorporated by reference to Exhibit 4.1 on Form 8-K filed with the SEC on May 13, 2022.
4.3	Warrant to Purchase Stock issued to Silicon Valley Bank, dated June 23, 2022. Incorporated by reference to Exhibit 4.1 on Form 8-K filed with the SEC on June 28, 2022.
4.4	Form of Warrant. Incorporated by reference to Exhibit 4.1 on Form 8-K filed with the SEC on November 3, 2023.
4.5	Form of Prefunded Warrant (PIPE). Incorporated by reference to Exhibit 4.1 on Form 8-K filed with the SEC on September 16, 2025.
4.6	Form of Common Warrant (PIPE). Incorporated by reference to Exhibit 4.2 on Form 8-K filed with the SEC on September 16, 2025.
4.7*	Form of Pre-Funded Warrant.
5.1*	Opinion of McDonald Carano LLP.
10.1+	Form of Indemnification Agreement. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on April 9, 2019.
10.2	Lease Agreement dated April 25, 2019. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on April 30, 2019.
10.3	First Amendment to Standard Industrial/Commercial Multi-Tenant Lease with Accutek dated March 1, 2020. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on March 5, 2020.
10.4	Form of Representative Warrant. Incorporated by reference to Exhibit 10.1 on Form 10-Q filed with the SEC on November 12, 2020.
10.5+	Flux Power Holdings, Inc. 2010 Stock Plan: Form of Stock Option Agreement. Incorporated by reference to Exhibit 10.6 on Form 8-K filed with the SEC on June 18, 2012.
10.6+	2014 Equity Incentive Plan. Incorporated by reference to Exhibit 10.23 on Form 10-Q filed with the SEC on May 15, 2015.
10.7+	Amendment to the Flux Power Holdings Inc. 2014 Equity Incentive Plan. Incorporated by reference to Exhibit 10.20 on Form 10-K filed with the SEC on September 27, 2018.
10.8+	Amendment No. 2 to the Flux Power Holdings Inc. 2014 Equity Incentive Plan Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on November 9, 2020.
10.9+	Form of Restricted Stock Unit Award Agreement. Incorporated by reference to Exhibit 10.2 on Form 8-K filed with the SEC on November 9, 2020.
10.10+	Form of Performance Restricted Stock Unit Award Agreement. Incorporated by reference to Exhibit 10.3 on Form 8-K filed with the SEC on November 9, 2020.
10.11+	Annual Cash Bonus Plan. Incorporated by reference to Exhibit 10.4 on Form 8-K filed with the SEC on November 9, 2020.
10.12+	Amended and Restated Employment Agreement by and between Flux Power Holdings, Inc. and Ronald F. Dutt. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on February 17, 2021.
10.13+	Employment Agreement by and between Flux Power Holdings, Inc. and Charles A. Scheiwe. Incorporated by reference to Exhibit 10.2 on Form 8-K filed with the SEC on February 17, 2021.
10.14+	2021 Equity Incentive Plan. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on May 4, 2021.
10.15+	Form of Restricted Stock Unit Award Agreement – Non-Executive Director. Incorporated by reference to Exhibit 10.2 on Form 8-K filed with the SEC on May 4, 2021.
10.16+	Form of Performance Restricted Stock Unit Award. Incorporated by reference to Exhibit 10.3 on Form 8-K filed with the SEC on November 2, 2021.
10.17+	Flux Power Holdings, Inc. 2025 Equity Incentive Plan. Incorporated by reference to Exhibit 10.1 on Form 8-K filed on May 30, 2025.
10.18	Flux Power Holdings, Inc. 2023 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on April 21, 2023.
10.19	Loan and Security Agreement. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on August 3, 2023.
10.20	Intellectual Property Security Agreement. Incorporated by reference to Exhibit 10.2 on Form 8-K filed with the SEC on August 3, 2023.
10.21	Form of Revolving Note. Incorporated by reference to Exhibit 10.3 on Form 8-K filed with the SEC on August 3, 2023.
10.22	Amended and Restated Annual Bonus Plan. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on October 24, 2023.

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Exhibit No.	Description
10.23	Credit Facility Agreement dated November 2, 2023. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on November 3, 2023.
10.24	Form of Subordinated Unsecured Promissory Note (Cleveland). Incorporated by reference to Exhibit 10.2 on Form 8-K filed with the SEC on November 3, 2023.
10.25	Amendment No. 2 to Loan and Security Agreement (GBC). Incorporated by reference to Exhibit 10.1 on Form 8-K filed on February 1, 2024.
10.26+	Form of Separation and Release Agreement (Charles Scheiwe). Incorporated by reference to Exhibit 10.1 on Form 8-K filed on February 23, 2024.
10.27	Form of Consulting Agreement (Charles Scheiwe). Incorporated by reference to Exhibit 10.2 on Form 8-K filed on February 23, 2024.
10.28+	Employment Agreement (Kevin S. Royal). Incorporated by reference to Exhibit 10.3 on Form 8-K filed on February 23, 2024.
10.29	Waiver Agreement dated May 8, 2024. Incorporated by reference to Exhibit 10.5 on Form 10-Q filed on May 13, 2024.
10.30	Amendment No. 3 to Loan and Security Agreement (GBC). Incorporated by reference to Exhibit 10.1 on Form 8-K filed on August 14, 2024.
10.31	Waiver to Loan and Security Agreement dated August 30, 2024. Incorporated by reference to Exhibit 10.30 to Form 10-K filed on January 29, 2025.
10.32	Waiver to Loan and Security Agreement dated January 17, 2025. Incorporated by reference to Exhibit 10.31 to Form 10-K filed on January 29, 2025.
10.33	Amendment No. 4 to Loan and Security Agreement (GBC). Incorporated by reference to Exhibit 10.1 on Form 8-K filed on January 28, 2025.
10.34	Amendment No. 5 to Loan and Security Agreement (GBC). Incorporated by reference to Exhibit 10.1 on Form 8-K filed on July 22, 2025.
10.35	Amendment No. 6 to Loan and Security Agreement (GBC). Incorporated by reference to Exhibit 10.1 on Form 8-K filed on September 5, 2025.
10.36	Executive Employment Agreement with Krishna Vanka. Incorporated by reference to Exhibit 10.1 to Form 8-K filed on March 10, 2025
10.37	Amendment to the Amended and Restated Employment Agreement with Ronald F. Dutt. Incorporated by reference to Exhibit 10.2 to Form 8-K filed on March 10, 2025
10.38	Separation and Release Agreement with Ronald F. Dutt. Incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 2, 2025.
10.39	Form of Settlement Term Sheet. Incorporated by reference to Exhibit 99.1 on Form 8-K filed on July 16, 2025.
10.40	Form of Amended and Restated Securities Purchase Agreement. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on September 16, 2025.
10.41	Form of Registration Rights Agreement. Incorporated by reference to Exhibit 10.2 on Form 8-K filed with the SEC on September 16, 2025.
10.42	Form of Escrow Agreement. Incorporated by reference to Exhibit 10.3 on Form 8-K filed with the SEC on September 16, 2025.
10.43	Debt Satisfaction Agreement. Incorporated by reference to Exhibit 10.4 on Form 8-K filed with the SEC on September 16, 2025.
21.1	Subsidiaries. Incorporated by reference to Exhibit 21.1 on Form 8-K filed with the SEC on June 18, 2012.
23.1*	Consent of Haskell & White LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
23.4*	Consent of McDonald Carano LLP (including in Exhibit 5.1).
24.1*	Powers of Attorney (included on signature page to the registration statement).
107*	Filing Fee Table.

* Previously filed.

+ Indicates management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)	that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, California on October 10, 2025.

FLUX POWER HOLDINGS, INC.

By:	/s/ Krishna Vanka
Name:	Krishna Vanka
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Krishna Vanka	Chief Executive Officer, President and Director	October 10, 2025
Krishna Vanka	(Principal Executive Officer)

*	Chief Financial Officer	October 10, 2025
Kevin S. Royal	(Principal Financial and Accounting Officer)

*	Director	October 10, 2025
Michael Johnson

*	Director	October 10, 2025
Mark Leposky

*	Director	October 10, 2025
Lisa Walters-Hoffert

*	Director	October 10, 2025
Dale Robinette

*By:	/s/ Krishna Vanka
Krishna Vanka
Attorney-in-Fact

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